Investor Contacts:
SungHwan Cho, Chief Financial Officer
Peter Reck, Chief Accounting Officer
(212) 702-4300

For Release: February 28, 2019

Icahn Enterprises L.P. Reports Fourth Quarter and Full Year 2018 Financial Results

•	Full year 2018 net income attributable to Icahn Enterprises of $1.5 billion, or $11.46 per depositary unit

•	Board approves increase in quarterly distribution to $2.00 per depositary unit (an increase from $7.00 to $8.00 in the annualized distribution)

•	Statement by Carl Icahn

New York, NY - Icahn Enterprises L.P. (NASDAQ:IEP) is reporting for the year ended December 31, 2018, revenues of $11.8 billion and net income attributable to Icahn Enterprises of $1.5 billion, or $11.46 per depositary unit, including a loss of $213 million from continuing operations, or $1.16 per depositary unit. For the year ended December 31, 2017, revenues were $12.6 billion and net income attributable to Icahn Enterprises was $2.4 billion, or $14.80 per depositary unit, including $2.3 billion from continuing operations, or $13.84 per depositary unit. For the year ended December 31, 2018, Adjusted EBITDA attributable to Icahn Enterprises was $561 million compared to $642 million for the year ended December 31, 2017. For the year ended December 31, 2018, Adjusted EBIT attributable to Icahn Enterprises was $264 million compared to $323 million for the year ended December 31, 2017.
For the fourth quarter of 2018, revenues were $2.8 billion and net income attributable to Icahn Enterprises was $935 million, or $8.03 per depositary unit, including a loss of $434 million from continuing operations, or $2.28 per depositary unit. For the three months ended December 31, 2017, revenues were $2.5 billion and net income attributable to Icahn Enterprises was $298 million, or $1.76 per depositary unit, including $279 million from continuing operations, or $1.65 per depositary unit. For the three months ended December 31, 2018, Adjusted EBITDA attributable to Icahn Enterprises was a loss of $104 million compared to a loss of $96 million for the three months ended December 31, 2017. For the three months ended December 31, 2018, Adjusted EBIT attributable to Icahn Enterprises was a loss of $176 million compared to a loss of $177 million for the three months ended December 31, 2017.
For the year ended December 31, 2018, indicative net asset value increased to $8.2 billion compared to $7.9 billion as of December 31, 2017.

Statement by Carl Icahn
Carl Icahn, the Chairman of the Board of Icahn Enterprises stated:
“Both 2018 and 2017 were banner years for Icahn Enterprises. The major contribution to our success resulted from the sale of a number of our companies with combined values in excess of $13 billion. These transactions exemplify our general modus operandi at Icahn Enterprises, by which we seek to acquire undervalued assets, nurture, guide and improve their condition and operations, and ultimately develop them into more valuable businesses, which greatly enhances value for all shareholders. A summary of the 2018 transactions is below.
In April, we entered into an agreement to sell our indirect wholly owned subsidiary Federal-Mogul LLC to Tenneco Inc. for $5.4 billion, comprised of $800 million in cash and 29.5 million shares of Tenneco common stock. This transaction closed in October. In connection with the sale, Tenneco announced its intention to separate the combined businesses into two independent, publicly traded companies through a tax-free spin-off to its stockholders that will establish an aftermarket & ride performance company and a powertrain technology company. We acquired majority control of Federal-Mogul in 2008 when we saw an out-of-favor market opportunity for a great company. During that time, we built one of the leading global suppliers of automotive products. I am very proud of the business we built at Federal-Mogul and see tremendous value in the business combination and separation into two companies.

Also in April, our majority-owned subsidiary, Tropicana Entertainment Inc. entered into an agreement to sell its real estate to Gaming and Leisure Properties, Inc. and to merge its gaming and hotel operations into Eldorado Resorts, Inc., for aggregate consideration of approximately $1.85 billion. This transaction also closed in October. We first acquired an interest in Tropicana in 2008. Tropicana was bankrupt and desperately needed new leadership. At that time, we identified this undervalued asset as being a perfect situation to deploy our modus operandi. By hiring a great CEO and a great management team, and by reinvesting every single penny of profits back into the company, we turned Tropicana into a great casino company.
In October, our majority-owned subsidiary, American Railcar Industries, Inc. entered into an agreement to merge with a wholly-owned subsidiary of ITE Rail Fund L.P. in a transaction valued at approximately $1.75 billion (including ARI’s net indebtedness). This transaction closed in December. We first acquired an interest in American Railcar Industries in 2010. Following that time, we deployed our activist modus operandi and guided the company towards growth and increased profitability, enhancing value for all IEP unitholders."

Distribution
Icahn Enterprises has a long history of endeavoring to return capital to its unitholders by declaring and paying significant and consistent annual distributions. As a reminder -

Icahn Enterprises estimated annual distribution of $8.00 per depositary unit for fiscal year 2019
Icahn Enterprises declared annual distributions of $7.00 per depositary unit for fiscal year 2018
Icahn Enterprises declared annual distributions of $6.00 per depositary unit for fiscal year 2017
Icahn Enterprises declared annual distributions of $6.00 per depositary unit for fiscal year 2016
Icahn Enterprises declared annual distributions of $6.00 per depositary unit for fiscal year 2015
Icahn Enterprises declared annual distributions of $6.00 per depositary unit for fiscal year 2014

Most recently, on February 26, 2019, the Board of Directors of the general partner of Icahn Enterprises declared a quarterly distribution in the amount of $2.00 per depositary unit ($8.00 per unit annualized) which will be paid on or about April 17, 2019 to depositary unitholders of record at the close of business on March 11, 2019. Depositary unitholders will have until April 8, 2019 to make an election to receive either cash or additional depositary units; if a holder does not make an election, it will automatically be deemed to have elected to receive the dividend in cash. Depositary unitholders who elect to receive additional depositary units will receive units valued at the volume weighted average trading price of the units on NASDAQ during the 5 consecutive trading days ending April 15, 2019. No fractional depositary units will be issued pursuant to the distribution payment. Icahn Enterprises will make a cash payment in lieu of issuing fractional depositary units to any holders electing to receive depositary units. Any holders that would only be eligible to receive a fraction of a depositary unit based on the above calculation will receive a cash payment.

***

Icahn Enterprises L.P., a master limited partnership, is a diversified holding company engaged in eight primary business segments: Investment, Energy, Automotive, Food Packaging, Metals, Real Estate, Home Fashion and Mining.

Caution Concerning Forward-Looking Statements

Results for any interim period are not necessarily indicative of results for any full fiscal period. This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors, including risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment activities, including the nature of the investments made by the private funds in which we invest, losses in the private funds and loss of key employees; risks related to our ability to continue to conduct our activities in a manner so as to not be deemed an investment company under the Investment Company Act of 1940, as amended; risks related to our energy business, including the volatility and availability of crude oil, other feed stocks and refined products, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry; risks related to our food packaging activities, including competition from better capitalized competitors, inability of its suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Past performance in our Investment segment is not indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:	(Unaudited)
Net sales	$2,578	$2,385	$10,576	$9,306
Other revenues from operations	156	183	647	743
Net gain from investment activities	(6)	(300)	322	302
Interest and dividend income	50	34	148	127
Gain on disposition of assets, net	19	194	84	2,163
Other income (loss), net	5	(14)	—	(22)
	2,802	2,482	11,777	12,619
Expenses:
Cost of goods sold	2,202	2,250	8,947	8,258
Other expenses from operations	132	119	529	518
Selling, general and administrative	374	351	1,386	1,269
Restructuring	1	1	21	4
Impairment	89	11	92	87
Interest expense	133	146	524	655
	2,931	2,878	11,499	10,791
(Loss) income from continuing operations before income tax (expense) benefit	(129)	(396)	278	1,828
Income tax (expense) benefit	(65)	534	4	529
(Loss) income from continuing operations	(194)	138	282	2,357
Income from discontinued operations	1,376	59	1,764	234
Net income	1,182	197	2,046	2,591
Less: net income (loss) attributable to non-controlling interests	247	(101)	539	161
Net income attributable to Icahn Enterprises	$935	$298	$1,507	$2,430

Net income (loss) attributable to Icahn Enterprises from:
Continuing operations	$(434)	$279	$(213)	$2,273
Discontinued operations	1,369	19	1,720	157
	$935	$298	$1,507	$2,430

Net income (loss) attributable to Icahn Enterprises allocable to:
Limited partners	$1,502	$292	$2,063	$2,382
General partner	(567)	6	(556)	48
	$935	$298	$1,507	$2,430

Basic and diluted income (loss) per LP unit:
Continuing operations	$(2.28)	$1.65	$(1.16)	$13.84
Discontinued operations	10.31	0.11	12.62	0.96
	$8.03	$1.76	$11.46	$14.80
Basic and diluted weighted average LP units outstanding	187	166	180	161
Cash distributions declared per LP unit	$1.75	$1.50	$7.00	$6.00

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,
	2018	2017
ASSETS	(Unaudited)
Cash and cash equivalents	$2,656	$1,164
Cash held at consolidated affiliated partnerships and restricted cash	2,682	747
Investments	8,337	10,015
Due from brokers	664	506
Accounts receivable, net	474	473
Inventories, net	1,779	1,730
Property, plant and equipment, net	4,703	5,186
Goodwill	247	327
Intangible assets, net	501	544
Assets held for sale	333	10,263
Other assets	1,020	846
Total Assets	$23,396	$31,801
LIABILITIES AND EQUITY
Accounts payable	$832	$980
Accrued expenses and other liabilities	900	984
Deferred tax liability	676	732
Unrealized loss on derivative contracts	36	1,275
Securities sold, not yet purchased, at fair value	468	1,023
Due to brokers	141	1,057
Liabilities held for sale	112	7,010
Debt	7,326	7,372
Total liabilities	10,491	20,433

Equity:
Limited partners	7,319	5,341
General partner	(790)	(235)
Equity attributable to Icahn Enterprises	6,529	5,106
Equity attributable to non-controlling interests	6,376	6,262
Total equity	12,905	11,368
Total Liabilities and Equity	$23,396	$31,801

Use of Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT. EBITDA represents earnings from continuing operations before interest expense, income tax (benefit) expense and depreciation and amortization. EBIT represents earnings from continuing operations before interest expense and income tax (benefit) expense. We define Adjusted EBITDA and Adjusted EBIT as EBITDA and EBIT, respectively, excluding the effects of impairment, restructuring costs, certain pension plan expenses, OPEB curtailment gains, purchase accounting inventory adjustments, certain share-based compensation, discontinued operations, gains/losses on extinguishment of debt, major scheduled turnaround expenses, FIFO adjustments and unrealized gains/losses on energy segment derivatives and certain other non-operational charges. We present EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT on a consolidated basis and attributable to Icahn Enterprises net of the effect of non-controlling interests. We conduct substantially all of our operations through subsidiaries. The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us for payment of our indebtedness, payment of distributions on our depositary units or otherwise, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries currently may be subject or into which they may enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us.

We believe that providing EBITDA and Adjusted EBITDA to investors has economic substance as these measures provide important supplemental information of our performance to investors and permits investors and management to evaluate the core operating performance of our business without regard to interest, taxes and depreciation and amortization and the effects of impairment, restructuring costs, certain pension plan expenses, certain gains/losses on disposition of assets, certain share based compensation, discontinued operations, gains/losses on extinguishment of debt, major scheduled turnaround expenses and certain other non-operational charges. Additionally, we believe this information is frequently used by securities analysts, investors and other interested parties in the evaluation of companies that have issued debt. Management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing our operating results, as well as in planning, forecasting and analyzing future periods. Adjusting earnings for these charges allows investors to evaluate our performance from period to period, as well as our peers, without the effects of certain items that may vary depending on accounting methods and the book value of assets. Additionally, EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT present meaningful measures of performance exclusive of our capital structure and the method by which assets were acquired and financed.

EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under generally accepted accounting principles in the United States, or U.S. GAAP. For example, EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT:

•	do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the industries in which we operate may calculate EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT differently than we do, limiting their usefulness as comparative measures. In addition, EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT are not measurements of our financial performance under U.S. GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with U.S. GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. Given these limitations, we rely primarily on our U.S. GAAP results and use EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT only as a supplemental measure of our financial performance.

Use of Indicative Net Asset Value Data

The Company uses indicative net asset value as an additional method for considering the value of the Company’s assets, and we believe that this information can be helpful to investors. Please note, however, that the indicative net asset value does not represent the market price at which the units trade. Accordingly, data regarding indicative net asset value is of limited use and should not be considered in isolation.

The Company's depositary units are not redeemable, which means that investors have no right or ability to obtain from the Company the indicative net asset value of units that they own. Units may be bought and sold on The NASDAQ Global Select Market at prevailing market prices. Those prices may be higher or lower than the indicative net asset value of the units as calculated by management.

See below for more information on how we calculate the Company’s indicative net asset value.

($ in millions)	December 31,
	2018	2017
Market-valued Subsidiaries:	(Unaudited)
Holding Company interest in Funds (1)	$5,066	$3,052
CVR Energy (2)	2,455	2,651
CVR Refining - direct holding (2)	60	95
American Railcar Industries (2)	—	494
Tenneco Inc.(2)	806	—
Total market-valued subsidiaries	$8,387	$6,293

Other Subsidiaries:
Tropicana (3)	$—	$1,439
Viskase (4)	147	173
Federal-Mogul (5)	—	1,690
Real Estate Holdings (1)	465	846
PSC Metals (1)	177	182
WestPoint Home (1)	133	144
ARL (6)	—	18
Ferrous Resources (7)	423	138
Icahn Automotive Group (1)	1,747	1,728
Total - other subsidiaries	$3,092	$6,359
Add: Holding Company cash and cash equivalents (8)	1,834	526
Less: Holding Company debt (8)	(5,505)	(5,507)
Add: Other Holding Company net assets (8)	344	189
Indicative Net Asset Value	$8,152	$7,860

Indicative net asset value does not purport to reflect a valuation of IEP. The calculated Indicative net asset value does not include any value for our Investment Segment other than the fair market value of our investment in the Investment Funds. A valuation is a subjective exercise and Indicative net asset value does not necessarily consider all elements or consider in the adequate proportion the elements that could affect the valuation of IEP. Investors may reasonably differ on what such elements are and their impact on IEP. No representation or assurance, expressed or implied is made as to the accuracy and correctness of indicative net asset value as of these dates or with respect to any future indicative or prospective results which may vary.

(1)	Represents equity attributable to us as of each respective date.

(2)
Based on closing share price on each date (or if such date was not a trading day, the immediately preceding trading day) and the number of shares owned by the Holding Company as of each respective date.

(3)	December 31, 2017 based on market comparables due to lack of material trading volume, valued at 9.0x Adjusted EBITDA for the twelve months ended December 31, 2017.

(4)	Amounts based on market comparables due to lack of material trading volume, valued at 9.0x Adjusted EBITDA for the twelve months ended December 31, 2018 and 2017.

(5)	December 31, 2017 represents the value of the company based on IEP's tender offer during Q1 2017.

(6)	December 31, 2017 represents the option purchase price of the remaining cars not sold in the initial ARL sale, plus working capital as of that date.

(7)	December 31, 2018 represents the estimated proceeds based on the sale agreement signed during December 2018. December 31, 2017 represents equity attributable to us as of that date.

(8)	Holding Company's balance as of each respective date.

($ in millions)	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Consolidated Adjusted EBITDA:	(Unaudited)
Net (loss) income from continuing operations	$(194)	$138	$282	$2,357
Interest expense, net	124	146	511	650
Income tax expense (benefit)	65	(534)	(4)	(529)
Depreciation and amortization	111	120	447	474
Consolidated EBITDA	$106	$(130)	$1,236	$2,952
Impairment of assets	89	11	92	87
Restructuring costs	—	1	16	4
Non-Service cost U.S. based pensions	—	1	6	4
Major scheduled turnaround expense	2	43	10	83
Gain on disposition of assets	(20)	(195)	(90)	(2,166)
Net loss on extinguishment of debt	—	12	—	12
Tax settlements	—	—	—	(38)
Other	22	23	53	62
Consolidated Adjusted EBITDA	$199	$(234)	$1,323	$1,000

IEP Adjusted EBITDA:
Net (loss) income from continuing operations attributable to Icahn Enterprises	$(434)	$279	$(213)	$2,273
Interest expense, net	102	110	419	472
Income tax expense (benefit)	67	(444)	(14)	(435)
Depreciation and amortization	72	81	297	319
EBITDA attributable to IEP	$(193)	$26	$489	$2,629
Impairment of assets	89	11	92	87
Restructuring costs	—	1	14	3
Non-Service cost U.S. based pensions	—	1	4	3
Major scheduled turnaround expense	1	25	5	49
Gain on disposition of assets	(20)	(195)	(91)	(2,166)
Net loss on extinguishment of debt	—	12	—	12
Tax settlements	—	—	—	(38)
Other	19	23	48	63
Adjusted EBITDA attributable to IEP	$(104)	$(96)	$561	$642

($ in millions)	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Consolidated Adjusted EBIT:	(Unaudited)
Net (loss) income from continuing operations	$(194)	$138	$282	$2,357
Interest expense, net	124	146	511	650
Income tax expense (benefit)	65	(534)	(4)	(529)
Consolidated EBIT	$(5)	$(250)	$789	$2,478
Impairment of assets	89	11	92	87
Restructuring costs	—	1	16	4
Non-Service cost U.S. based pensions	—	1	6	4
Major scheduled turnaround expense	2	43	10	83
Gain on disposition of assets	(20)	(195)	(90)	(2,166)
Net loss on extinguishment of debt	—	12	—	12
Tax settlements	—	—	—	(38)
Other	22	23	53	62
Consolidated Adjusted EBIT	$88	$(354)	$876	$526

IEP Adjusted EBIT:
Net (loss) income from continuing operations attributable to Icahn Enterprises	$(434)	$279	$(213)	$2,273
Interest expense, net	102	110	419	472
Income tax expense (benefit)	67	(444)	(14)	(435)
EBIT attributable to IEP	$(265)	$(55)	$192	$2,310
Impairment of assets	89	11	92	87
Restructuring costs	—	1	14	3
Non-Service cost U.S. based pensions	—	1	4	3
Major scheduled turnaround expense	1	25	5	49
Gain on disposition of assets	(20)	(195)	(91)	(2,166)
Net loss on extinguishment of debt	—	12	—	12
Tax settlements	—	—	—	(38)
Other	19	23	48	63
Adjusted EBIT attributable to IEP	$(176)	$(177)	$264	$323